Exhibit 99.1

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports Second Quarter 2012 Sales and Net Income Growth of 11.8%

LAKE MARY, FL, July 31, 2012 — FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the second quarter ended June 30, 2012. Sales in the second quarter of 2012 increased 11.8% to $66.8 million, from $59.7 million in the second quarter of 2011. The Company reported net income increased by 11.8% to $4.7 million, or $0.28 per share, in the second quarter of 2012, from $4.2 million, or $0.25 per share, in the second quarter of 2011.

New order bookings for the second quarter of 2012 were $71.0 million, an increase of 13.6% from $62.5 million in the second quarter of 2011.

“We had strong results in Asia and the Americas with sales increasing by 28.8% and 17.4%, respectively, over the second quarter of last year. Despite a sluggish and uncertain European economy, sales in Europe increased 9.4% when measured in Euros. However, due to the strengthening of the US dollar, European sales showed a modest decline of 2.9% when translated to US dollars,” stated Jay Freeland, FARO’s President and CEO. “Net income grew at the same pace as revenue even after absorbing considerable expenses related to litigation, the completion of FCPA monitoring activities and the unfavorable effect of exchange rates.”

Gross margin for the second quarter of 2012 was 55.5%, compared to 56.1% in the second quarter of 2011 and reflects lower average selling prices resulting from promotions to reduce inventory in preparation for new product introductions and an increase in sales of the Laser Scanner products sold through our distributor channel.

The Company’s operating margin for the second quarter increased to 10.3%, compared to 9.6% in the second quarter of 2011 and included approximately $1.2 million of professional fees related to the final review by the FCPA Monitor and an increase in patent litigation expenses of $0.4 million. The Company does not expect to incur further expenses related to FCPA matter going forward.

“In the second half of the year, we expect continuing economic headwinds in Europe that could spill over to other regions. Accordingly, we will be vigilant in cost containment while continuing to invest in product development and driving aggressive sales and marketing activities,” Freeland concluded.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for its products, and its future operating results and financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	production delays caused by shortages of raw materials incorporated in the Company’s products;

•	the cyclical nature of the industries of the Company’s customers and material adverse changes in customers’ access to liquidity and capital;

•

declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•

risks associated with international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With over 30,000 installations and 15,000 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement and imaging devices and software used to create digital models — or to perform evaluations against an existing model — for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm — the FaroArm; the world’s best-selling laser tracker — the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Focus 3D Laser Scanner; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

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FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2012 (Unaudited)	December 31, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$74,748	$64,540
Short-term investments	64,989	64,997
Accounts receivable, net	53,246	57,512
Inventories, net	54,057	49,934
Deferred income taxes, net	6,190	5,297
Prepaid expenses and other current assets	10,617	9,207

Total current assets	263,847	251,487

Property and Equipment:
Machinery and equipment	30,587	29,171
Furniture and fixtures	6,197	5,963
Leasehold improvements	10,728	10,233

Property and equipment at cost	47,512	45,367
Less: accumulated depreciation and amortization	(31,373)	(29,134)

Property and equipment, net	16,139	16,233

Goodwill	18,339	18,610
Intangible assets, net	6,670	6,849
Service inventory	18,160	17,316
Deferred income taxes, net	2,240	2,296

Total Assets	$325,395	$312,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,295	$13,396
Accrued liabilities	15,674	18,076
Income taxes payable	2,448	2,682
Current portion of unearned service revenues	16,751	15,638
Customer deposits	4,339	4,072
Current portion of obligations under capital leases	38	84

Total current liabilities	48,545	53,948
Unearned service revenues - less current portion	9,232	9,540
Deferred tax liability, net	1,279	1,148
Obligations under capital leases - less current portion	65	257

Total Liabilities	59,121	64,893

Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 17,626,558 and 17,381,110 issued; 16,946,323 and 16,700,875 outstanding, respectively	18	17
Additional paid-in capital	178,361	169,780
Retained earnings	92,844	81,360
Accumulated other comprehensive income	4,126	5,816
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total Shareholders’ Equity	266,274	247,898

Total Liabilities and Shareholders’ Equity	$325,395	$312,791

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
SALES
Product	$55,432	$49,692	$109,856	$92,650
Service	11,330	10,019	22,135	19,627

Total Sales	66,762	59,711	131,991	112,277

COST OF SALES
Product	22,320	19,349	42,826	34,922
Service	7,382	6,846	14,919	13,567

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	29,702	26,195	57,745	48,489

GROSS PROFIT	37,060	33,516	74,246	63,788

OPERATING EXPENSES:
Selling	15,841	15,309	31,879	29,461
General and administrative	8,134	6,917	14,762	13,507
Depreciation and amortization	1,689	1,722	3,368	3,336
Research and development	4,525	3,814	8,933	7,446

Total operating expenses	30,189	27,762	58,942	53,750

INCOME FROM OPERATIONS	6,871	5,754	15,304	10,038

OTHER (INCOME) EXPENSE
Interest income	(20)	(39)	(121)	(65)
Other (income) expense, net	401	124	261	(5)
Interest expense	7	2	20	31

INCOME BEFORE INCOME TAX EXPENSE	6,483	5,667	15,144	10,077

INCOME TAX EXPENSE	1,749	1,434	3,660	2,601

NET INCOME	$4,734	$4,233	$11,484	$7,476

NET INCOME PER SHARE - BASIC	$0.28	$0.26	$0.68	$0.46

NET INCOME PER SHARE - DILUTED	$0.28	$0.25	$0.67	$0.45

Weighted average shares - Basic	16,921,012	16,448,229	16,861,221	16,349,190

Weighted average shares - Diluted	17,140,115	16,845,877	17,157,185	16,724,019

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Net income	$4,734	$4,233	$11,484	$7,476
Currency translation adjustments	(3,022)	2,771	(1,688)	5,342

Comprehensive income	$1,712	$7,004	$9,796	$12,818

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
(in thousands)	June 30, 2012	July 2, 2011
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$11,484	$7,476
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,368	3,336
Compensation for stock options and restricted stock units	1,866	1,366
Provision for (net recovery of) bad debts	(84)	1,082
Deferred income tax benefit	(744)	(16)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	3,535	5,920
Inventories, net	(6,173)	(14,773)
Prepaid expenses and other current assets	(1,569)	(2,032)
Income tax benefit from exercise of stock options	(1,114)	(1,013)
Increase (decrease) in:
Accounts payable and accrued liabilities	(6,313)	44
Income taxes payable	933	197
Customer deposits	317	(1,723)
Unearned service revenues	1,191	2,200

Net cash provided by operating activities	6,697	2,064

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,533)	(2,534)
Payments for intangible assets	(443)	(425)

Net cash used in investing activities	(2,976)	(2,959)

FINANCING ACTIVITIES:
Payments on capital leases	(98)	(117)
Income tax benefit from exercise of stock options	1,114	1,013
Proceeds from issuance of stock, net	5,601	6,875

Net cash provided by financing activities	6,617	7,771

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(130)	(259)

INCREASE IN CASH AND CASH EQUIVALENTS	10,208	6,617

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	64,540	50,722

CASH AND CASH EQUIVALENTS, END OF PERIOD	$74,748	$57,339